Press Release	Contacts:
www.aig.com	Andrew Johnson (AIG Media): andrew.r.johnson@aig.com
Quentin McMillan (AIG Investors): quentin.mcmillan@aig.com

AIG Elects Tom Stoddard to its Board of Directors

NEW YORK – May 14, 2026 – American International Group, Inc. (NYSE: AIG) today announced that Thomas (Tom) Stoddard has been elected to its Board of Directors as an independent Director, effective June 1, 2026. With more than 35 years of senior leadership experience in the financial services sector across insurance, asset management and investment banking, Mr. Stoddard is a former Vice Chairman of Global Investment Banking at Bank of America.

Peter Zaffino, Chairman & Chief Executive Officer, AIG, said, “Tom’s deep expertise in property and casualty insurance and capital markets, together with his longstanding knowledge of AIG will be a very strong asset to our Board as we continue executing AIG’s strategic priorities and building on AIG’s momentum for the long term.”

Prior to Bank of America, Mr. Stoddard served as Group Chief Financial Officer of Aviva plc, a British multinational insurance company. He subsequently held the role of Group Chief Financial Officer at Athora Ltd., a European life insurance company founded by Apollo Global Management. Previously, Mr. Stoddard worked on deals and financing transactions at firms including Blackstone, where he was Senior Managing Director and Head of the Global Financial Institutions Group, and advised AIG among other global financial institutions.

“Tom is a highly accomplished finance executive whose extensive background across financial services and the global insurance industry make him an excellent addition to the AIG Board of Directors,” said John Rice, Lead Independent Director, AIG. “We look forward to leveraging his deep expertise in corporate governance and across the financial sector as we support AIG’s focus on delivering sustainable, long-term value for shareholders."

Mr. Stoddard added: “Having worked very closely with AIG in the past, I am deeply honored to join the AIG Board of Directors and eager to contribute to the company’s continued success. The impressive work that led to AIG’s incredible transformation and the company’s positioning as a global market leader with a strong track record of outstanding performance is a compelling vision for the future that I look forward to supporting.”

Earlier in his career, Mr. Stoddard co-founded and served as managing partner at Barrett Ellman Stoddard Capital Partners, a private equity investment and advisory firm, and spent more than a decade in investment banking covering financial institutions at UBS, Credit Suisse and Donaldson, Lufkin & Jenrette. He began his career as a corporate lawyer with Cravath, Swaine & Moore.

Mr. Stoddard serves on the Board of Directors of Prudential Financial, Inc. He holds a bachelor’s degree in economics from Swarthmore College, where he was a McCabe Scholar, and a JD from the University of Chicago Law School.

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About AIG
American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.